UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 9, 2020

DLH Holdings Corp.
(Exact Name of Registrant as Specified in Charter)

New Jersey	0-18492	22-1899798
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3565 Piedmont Road, NE
Building 3, Suite 700
        Atlanta, GA 30305
(Address of Principal Executive Offices, and Zip Code)

(866) 952-1647
Registrant’s Telephone Number, Including Area Code
        Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	DLHC	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Grant of Performance RSU Awards

Effective December 9, 2020, the Management Resources and Compensation Committee of the Board of Directors (the “Committee”) of DLH Holdings Corp. (the “Company”) approved modifications to the Company’s incentive compensation program for its executive officers by granting long-term incentive awards to the Company’s executives. In adopting this program, the Committee granted performance-based restricted stock units (the “Performance RSUs”) to each of its executives under the Company’s 2016 Omnibus Equity Incentive Plan (the “2016 Incentive Plan”).

Under this program, the Committee granted Performance RSUs to the Company’s executives as follows, with the number of Performance RSUs granted to each executive based on a target amount of 75% of such person’s 2021 base salary:

No. of Performance RSUs Granted

Zach Parker	36,691
Kathryn JohnBull	27,196
Kevin Wilson	21,081
Helene Fisher	21,081
Jeanine Christian	21,081
Jacqueline Everett	20,301

The Performance RSUs are designed to align each individual’s total direct compensation with the long-term interests of the Company and its shareholders by further linking compensation to performance. In doing so, the Committee designed the Performance RSUs as described herein. The Performance RSUs represent the right to receive a number of shares of Common Stock of the Company on a one-to-one basis with the number of Performance RSUs granted, subject to Company’s achievement of the performance goals set forth in the award agreement. Under the Performance RSUs, the awards will vest based on the achievement of the performance goals over a three-year performance period ending September 30, 2023.

The applicable performance targets approved by the Committee are a revenue growth target and a stock price target, with each target weighted at 50% of the total award. The revenue growth target will be achieved at the target level if the revenue recognized by the Company for the performance period represents growth at a level of 30% above the Company’s revenue for its 2020 fiscal year. The stock price target will be achieved at the target level if the average closing price of the Company’s common stock, measured over a 30-day trading period ending prior to the last trading day of the 2023 fiscal year, is at least $17.98 per share, which represents a 225% increase of the market price of the Corporation’s Common Stock measured over a thirty-day period ending prior the start of the performance period. The Committee established threshold, target and maximum levels of performance for each of the performance goals of 80%, 100% and 125% of target, respectively. These performance levels feature payout ratios of 80% at threshold, 100% at target, and 125% at the maximum level of performance. No Performance RSUs would be earned if performance is below the threshold level for each target.

The Performance RSUs will only vest upon the achievement of the performance goals, subject, in general, to the executive’s continuous employment with the Company through the end of the performance period. However, an awardee may be entitled to accelerated vesting of a pro-rated portion of the award in the event that his or her
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employment is terminated by the Company without cause, by the executive for “good reason”, or upon his or her death or disability. Further, subsequent to the one-year anniversary of the grant date, if a change in control occurs and the executive’s employment is terminated within 90 days of such event, the Performance RSU shall vest at the target level or actual level of performance, if greater. Performance RSUs will also be subject to recoupment by the Company as set forth in the award agreement.

The Performance RSUs are subject to the terms and conditions of the award agreements evidencing the grants and the 2016 Incentive Plan. These matters will be more fully discussed in the proxy statement for the Company’s 2021 annual meeting of shareholders.

Discretionary Special Cash Bonus Awards

Effective as of December 9, 2020, the Committee approved discretionary special cash bonus awards for certain of the Company’s executives. A cash bonus of $75,000 was awarded to DLH’s Chief Executive Officer and a cash bonus of $100,000 was awarded to its Chief Financial Officer. The Committee granted these discretionary special cash bonus awards based on its review of the performance of these officers in connection with the development of a strategic acquisition plan, the identification of a target company consistent with such strategic plan, and the consummation of the acquisition of Irving Burton Associates, LLC, including the arrangement of financing for the transaction. In addition, on such date the Committee approved a cash bonus of $80,000 to the President of the Company’s Mission Services and Solutions operating unit in connection with and recognition of the Company’s successful re-procurement of the Head Start contract and the effort and performance of the Operating Unit President in implementing such strategy and successfully managing the procurement effort.

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SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DLH Holdings Corp.

By: /s/ Kathryn M. JohnBull

Name: Kathryn M. JohnBull
Title: Chief Financial Officer
Date: December 14, 2020

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